Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
December 1, 2014	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN INITIATES SIGNIFICANT ACTION TO BUILD A GLOBAL MARKET LEADING PIGMENTS AND ADDITIVES BUSINESS

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) announced today that it is taking significant action to improve the global competitiveness of its pigments and additives business. As part of a comprehensive restructuring program, Huntsman plans to reduce its workforce by approximately 900 positions. Annual cost savings are expected to be approximately $130 million and will be achieved by the middle of 2016.

Separately, Huntsman is evaluating titanium dioxide (TiO2) capacity reduction options within its pigments and additives business.

Peter R. Huntsman, President and CEO of Huntsman Corporation, commented:

“We are in the process of creating a global market leading pigments and additives business with superior technology and cost competitive manufacturing. With the inclusion of the recently acquired Rockwood pigments and additives businesses we have the broadest product offering of specialized pigments in the industry. This restructuring will improve the competitiveness of our global pigments and additives business and allow us to compete more aggressively.

This is not the first time we’ve made significant efforts to restructure. Recently, we successfully completed major restructuring in our Advanced Materials and Textile Effects divisions, the annual benefits of which were approximately $150 million. We will leverage the learning and know-how from these efforts to deliver approximately $130 million of cost savings in our Pigments and Additives division. We will carry out these efforts in-line with local procedures and by working with relevant associate representative groups.

We are also taking steps that will lead to a successful future initial public offering of our Pigments and Additives division.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2013 revenues of approximately $13 billion including the acquisition of Rockwood’s performance additives and TiO2 businesses. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets.  We operate more than 100 manufacturing and R&D facilities in more than 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com .

Social Media:

Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.